UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant To Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2004

Brandywine Realty Trust
(Exact name of issuer as specified in charter)

MARYLAND (State or Other Jurisdiction of Incorporation or Organization)	1-9106 (Commission file number)	23-2413352 (I.R.S. Employer Identification Number)

401 Plymouth Road, Suite 500
Plymouth Meeting, Pennsylvania 19462
(Address of principal executive offices)

(610) 325-5600
(Registrant’s telephone number, including area code)

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Item 5.      Other Events and Required FD Disclosure

     On August 18, 2004, Brandywine Operating Partnership, L.P., the subsidiary through which we own our assets and conduct our business, entered into a contribution agreement to acquire 100% of the partnership interests in The Rubenstein Company, L.P. The agreement provides for our acquisition of a portfolio of 14 office properties for an aggregate consideration of approximately $600 million. The properties, which are located in Pennsylvania and Delaware, contain approximately 3.5 million net rentable square feet. We expect to complete the transaction by the end of the third quarter of 2004.

     The properties are segregated into two groups – the “stabilized” pool and the “under renovation/lease-up” pool. The stabilized pool is approximately 93% leased and the under renovation/lease-up pool is approximately 14% leased. In aggregate, the portfolio was approximately 71% leased as of August 1, 2004.

Stabilized Pool	Location	Net Rentable Square Feet

One Logan Square	Philadelphia, PA	594,095
Two Logan Square (1)	Philadelphia, PA	696,477
Radnor Corporate Center (2)	Radnor, PA	733,427
One Rodney Square	Wilmington, DE	203,088
300 Delaware Avenue	Wilmington, DE	317,465 ————
Subtotal		2,544,552

Under Renovation/Lease-Up Pool

130 / 150 / 170 Radnor Financial Center	Radnor, PA	476,596
201 Radnor Financial Center	Radnor, PA	251,372
555 Radnor Financial Center	Radnor, PA	238,747 ————

Subtotal		966,715 ========
Total Properties		3,511,267

     (1) Our interest in this property will primarily consist of a second and a third mortgage secured by this property.

     (2) Consists of five buildings.

     We expect to fund the transaction consideration provided for in the contribution agreement as follows: (i) approximately $535 million through a combination of cash payments and assumption of mortgage debt secured by the properties; (ii) at the election of the contributors, $10 million through a combination of cash payments or Class A limited partnership units of our operating partnership; and (iii) at our election, either $55 million of additional cash or $65 million through the issuance of preferred equity of our operating partnership. The preferred equity, if issued, would rank senior in liquidation to our operating partnership’s outstanding partnership interests and would not be entitled to distributions prior to the stated redemption dates. We would have the option to redeem this preferred equity without premium and would be required to redeem $10 million no later than one year after the closing of the transaction, $20 million no later than two years after the closing and the balance no later than three years after the closing. Any Class A limited partnership units that the contributors may elect to receive in lieu of up to $10 million in cash would be valued based on the market price of our common shares at the time of the closing and would be subject to redemption at the option of the holder, on and after the first anniversary of the closing, either for an amount of cash equal to the then market price of one of our common shares or for one common share. We have also agreed to issue to the contributors up to $9.7 million in additional Class A limited partnership units if the properties within the “under renovation/lease-up pool” achieve at least 95% occupancy prior to the third anniversary of closing.

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     None of the securities to be issued in the transaction, nor any of the securities issuable upon the redemption thereof, have been registered under the Securities Act of 1933, or any state securities laws, and none of such securities may be offered and sold in the United States absent registration or an applicable exemption from registration. We have agreed to file a registration statement registering the resale of common shares issuable upon the redemption of Class A limited partnership units.

     In connection with the transaction, we have received debt financing commitments from Bear Stearns & Co. Inc. and J.P. Morgan Securities Inc. Advances under these commitments are subject to customary closing conditions.

     At closing of the transaction, we will be required to agree not to sell the properties subject to the transaction for periods ranging from three to fifteen years. In the event that we sell any of the properties within the applicable protected period, we have agreed to pay certain tax liabilities that would be incurred by the contributors.

     We are not affiliated with any of the owners of The Rubenstein Company, L.P., or any of their respective affiliates, and the price payable under the contribution agreement was determined by arm’s-length negotiation between us and the owners of The Rubenstein Company, L.P. We based our determination of the purchase price on the properties’ expected cash flow, physical condition, location, existing tenancies and opportunities to retain and attract additional tenants.

     We have deposited $30 million under the contribution agreement and this deposit is refundable only in limited circumstances. Consummation of the transaction is subject to closing conditions, including receipt of third party consents, as provided in the contribution agreement. Accordingly, we can give no assurance that all or part of the transaction will be consummated or that, if consummated, it would follow all of the terms set forth in the agreements governing the transaction.

     We have attached as exhibits to this Form 8-K (and incorporate by reference herein) the Contribution Agreement and forms of Registration Rights Agreement and Tax Protection Agreement. The description of the contribution transaction is qualified by reference to these documents.

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Item 7.      Financial Statements and Exhibits

Exhibits

10.1	Contribution Agreement dated August 18, 2004 by and among TRC Realty, Inc.-GP, TRC-LB LLC, TRC Associates Limited Partnership and Brandywine Operating Partnership, L.P.

10.2	Form of Registration Rights Agreement

10.3	Form of Tax Protection Agreement

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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BRANDYWINE REALTY TRUST

Date: August 19, 2004	By: /s/ Gerard H. Sweeney
Gerard H. Sweeney President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

10.1	Contribution Agreement dated August 18, 2004 by and among TRC Realty, Inc.-GP, TRC-LB LLC, TRC Associates Limited Partnership and Brandywine Operating Partnership, L.P.

10.2	Form of Registration Rights Agreement

10.3	Form of Tax Protection Agreement